UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                  SCHEDULE 13D
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                                Gravity Co., Ltd.
                                (Name of Issuer)

                    Common Stock, Par Value Won 500 Per Share
                         (Title of Class of Securities)

                                    38911N107
                                 (CUSIP Number)

                                 Marran Ogilvie
                                666 Third Avenue
                                   26th Floor
                            New York, New York 10017
                                 (212) 845-7909
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                   May 2, 2006

             (Date of Event which Requires Filing of this Statement)


     If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].


     NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

                              (Page 1 of 30 Pages)
----------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 38911N107                 13D                    Page 2 of 30 Pages

-----------------------------------------------------------------------------
     (1)    NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS.
            OF ABOVE PERSONS (ENTITIES ONLY)

            Starboard Value and Opportunity Master Fund Ltd.

-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]

-----------------------------------------------------------------------------
     (3)    SEC USE ONLY

-----------------------------------------------------------------------------
     (4)    SOURCE OF FUNDS **
            WC

-----------------------------------------------------------------------------
     (5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                       [ ]

-----------------------------------------------------------------------------
     (6)    CITIZENSHIP OR PLACE OF ORGANIZATION
            Cayman Islands

-----------------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                    41,429.5
SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                    0
OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                    41,429.5
REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                    0

-----------------------------------------------------------------------------
     (11)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            41,429.5

-----------------------------------------------------------------------------
     (12)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]

-----------------------------------------------------------------------------
     (13)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
            0.60%

-----------------------------------------------------------------------------
     (14)   TYPE OF REPORTING PERSON **
            CO
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 38911N107                 13D                    Page 3 of 30 Pages

-----------------------------------------------------------------------------
     (1)    NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS.
            OF ABOVE PERSONS (ENTITIES ONLY)

            Parche, LLC                                    20-0870632

-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]

-----------------------------------------------------------------------------
     (3)    SEC USE ONLY

-----------------------------------------------------------------------------
     (4)    SOURCE OF FUNDS **
            WC

-----------------------------------------------------------------------------
     (5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                       [ ]

-----------------------------------------------------------------------------
     (6)    CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware

-----------------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                    62,369
SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                    0
OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                    62,369
REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                    0

-----------------------------------------------------------------------------
     (11)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            62,369

-----------------------------------------------------------------------------
     (12)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]

-----------------------------------------------------------------------------
     (13)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
            0.90%

-----------------------------------------------------------------------------
     (14)   TYPE OF REPORTING PERSON **
            OO
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 38911N107                 13D                    Page 4 of 30 Pages

-----------------------------------------------------------------------------
     (1)    NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS.
            OF ABOVE PERSONS (ENTITIES ONLY)

            RCG Ambrose Master Fund, Ltd.

-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]

-----------------------------------------------------------------------------
     (3)    SEC USE ONLY

-----------------------------------------------------------------------------
     (4)    SOURCE OF FUNDS **
            WC

-----------------------------------------------------------------------------
     (5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                       [ ]

-----------------------------------------------------------------------------
     (6)    CITIZENSHIP OR PLACE OF ORGANIZATION
            Cayman Islands

-----------------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                    38,276.5
SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                    0
OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                    38,276.5
REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                    0

-----------------------------------------------------------------------------
     (11)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            38,276.5

-----------------------------------------------------------------------------
     (12)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]

-----------------------------------------------------------------------------
     (13)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
            0.55%

-----------------------------------------------------------------------------
     (14)   TYPE OF REPORTING PERSON **
            CO
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 38911N107                 13D                    Page 5 of 30 Pages

-----------------------------------------------------------------------------
     (1)    NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS.
            OF ABOVE PERSONS (ENTITIES ONLY)

            RCG Halifax Fund, Ltd.

-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]

-----------------------------------------------------------------------------
     (3)    SEC USE ONLY

-----------------------------------------------------------------------------
     (4)    SOURCE OF FUNDS **
            WC

-----------------------------------------------------------------------------
     (5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                       [ ]

-----------------------------------------------------------------------------
     (6)    CITIZENSHIP OR PLACE OF ORGANIZATION
            Cayman Islands

-----------------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                    38,713.25
SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                    0
OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                    38,713.25
REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                    0

-----------------------------------------------------------------------------
     (11)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            38,713.25

-----------------------------------------------------------------------------
     (12)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]

-----------------------------------------------------------------------------
     (13)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
            0.56%

-----------------------------------------------------------------------------
     (14)   TYPE OF REPORTING PERSON **
            CO
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 38911N107                 13D                    Page 6 of 30 Pages

-----------------------------------------------------------------------------
     (1)    NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS.
            OF ABOVE PERSONS (ENTITIES ONLY)

            Ramius Master Fund, Ltd.

-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]

-----------------------------------------------------------------------------
     (3)    SEC USE ONLY

-----------------------------------------------------------------------------
     (4)    SOURCE OF FUNDS **
            WC

-----------------------------------------------------------------------------
     (5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                       [ ]

-----------------------------------------------------------------------------
     (6)    CITIZENSHIP OR PLACE OF ORGANIZATION
            Cayman Islands

-----------------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                    133,922
SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                    0
OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                    133,922
REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                    0

-----------------------------------------------------------------------------
     (11)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            133,922

-----------------------------------------------------------------------------
     (12)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]

-----------------------------------------------------------------------------
     (13)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
            1.93%

-----------------------------------------------------------------------------
     (14)   TYPE OF REPORTING PERSON **
            CO
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 38911N107                 13D                    Page 7 of 30 Pages

-----------------------------------------------------------------------------
     (1)    NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS.
            OF ABOVE PERSONS (ENTITIES ONLY)

            Ramius Fund III, Ltd

-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]

-----------------------------------------------------------------------------
     (3)    SEC USE ONLY

-----------------------------------------------------------------------------
     (4)    SOURCE OF FUNDS **
            WC

-----------------------------------------------------------------------------
     (5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                       [ ]

-----------------------------------------------------------------------------
     (6)    CITIZENSHIP OR PLACE OF ORGANIZATION
            Cayman Islands

-----------------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                    5,356.5
SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                    0
OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                    5,356.5
REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                    0

-----------------------------------------------------------------------------
     (11)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            5,356.5

-----------------------------------------------------------------------------
     (12)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]

-----------------------------------------------------------------------------
     (13)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
            0.08%

-----------------------------------------------------------------------------
     (14)   TYPE OF REPORTING PERSON **
            CO
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 38911N107                 13D                    Page 8 of 30 Pages

-----------------------------------------------------------------------------
     (1)    NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS.
            OF ABOVE PERSONS (ENTITIES ONLY)

            Admiral Advisors, LLC                        37-1484525

-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]

-----------------------------------------------------------------------------
     (3)    SEC USE ONLY

-----------------------------------------------------------------------------
     (4)    SOURCE OF FUNDS **
            WC

-----------------------------------------------------------------------------
     (5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                       [ ]

-----------------------------------------------------------------------------
     (6)    CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware

-----------------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                    103,798.5
SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                    0
OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                    103,798.5
REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                    0

-----------------------------------------------------------------------------
     (11)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            103,798.5

-----------------------------------------------------------------------------
     (12)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]

-----------------------------------------------------------------------------
     (13)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
            1.49%

-----------------------------------------------------------------------------
     (14)   TYPE OF REPORTING PERSON **
            IA, OO
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 38911N107                 13D                    Page 9 of 30 Pages

-----------------------------------------------------------------------------
     (1)    NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS.
            OF ABOVE PERSONS (ENTITIES ONLY)

            Ramius Advisors, LLC                       13-3954331

-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]

-----------------------------------------------------------------------------
     (3)    SEC USE ONLY

-----------------------------------------------------------------------------
     (4)    SOURCE OF FUNDS **
            WC

-----------------------------------------------------------------------------
     (5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                       [ ]

-----------------------------------------------------------------------------
     (6)    CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware

-----------------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                    139,278.5
SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                    0
OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                    139,278.5
REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                    0

-----------------------------------------------------------------------------
     (11)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            139,278.5

-----------------------------------------------------------------------------
     (12)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]

-----------------------------------------------------------------------------
     (13)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
            2.00%

-----------------------------------------------------------------------------
     (14)   TYPE OF REPORTING PERSON **
            IA, OO
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 38911N107                 13D                   Page 10 of 30 Pages

-----------------------------------------------------------------------------
     (1)    NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS.
            OF ABOVE PERSONS (ENTITIES ONLY)

            Safe Harbor Master Fund, L.P.

-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]

-----------------------------------------------------------------------------
     (3)    SEC USE ONLY

-----------------------------------------------------------------------------
     (4)    SOURCE OF FUNDS **
            WC

-----------------------------------------------------------------------------
     (5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                       [ ]

-----------------------------------------------------------------------------
     (6)    CITIZENSHIP OR PLACE OF ORGANIZATION
            Cayman Islands

-----------------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                    139,173.5
SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                    0
OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                    139,173.5
REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                    0

-----------------------------------------------------------------------------
     (11)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            139,173.5
-----------------------------------------------------------------------------
     (12)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]

-----------------------------------------------------------------------------
     (13)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
            2.00%

-----------------------------------------------------------------------------
     (14)   TYPE OF REPORTING PERSON **
            PN
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 38911N107                 13D                   Page 11 of 30 Pages

-----------------------------------------------------------------------------
     (1)    NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS.
            OF ABOVE PERSONS (ENTITIES ONLY)

            Safe Harbor Investment Ltd.

-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]

-----------------------------------------------------------------------------
     (3)    SEC USE ONLY

-----------------------------------------------------------------------------
     (4)    SOURCE OF FUNDS **
            WC

-----------------------------------------------------------------------------
     (5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                       [ ]

-----------------------------------------------------------------------------
     (6)    CITIZENSHIP OR PLACE OF ORGANIZATION
            Cayman Islands

-----------------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                    139,173.5
SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                    0
OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                    139,173.5
REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                    0

-----------------------------------------------------------------------------
     (11)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            139,173.5

-----------------------------------------------------------------------------
     (12)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]

-----------------------------------------------------------------------------
     (13)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
            2.00%

-----------------------------------------------------------------------------
     (14)   TYPE OF REPORTING PERSON **
            CO
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 38911N107                 13D                   Page 12 of 30 Pages

-----------------------------------------------------------------------------
     (1)    NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS.
            OF ABOVE PERSONS (ENTITIES ONLY)

            Ramius Capital Group, L.L.C.                13-3937658

-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]

-----------------------------------------------------------------------------
     (3)    SEC USE ONLY

-----------------------------------------------------------------------------
     (4)    SOURCE OF FUNDS **
            OO

-----------------------------------------------------------------------------
     (5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                       [ ]

-----------------------------------------------------------------------------
     (6)    CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware

-----------------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                    459,240.25
SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                    0
OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                    459,240.25
REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                    0

-----------------------------------------------------------------------------
     (11)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            459,240.25

-----------------------------------------------------------------------------
     (12)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]

-----------------------------------------------------------------------------
     (13)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
            6.61%

-----------------------------------------------------------------------------
     (14)   TYPE OF REPORTING PERSON **
            IA, OO
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 38911N107                 13D                   Page 13 of 30 Pages

-----------------------------------------------------------------------------
     (1)    NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS.
            OF ABOVE PERSONS (ENTITIES ONLY)

            C4S & Co., L.L.C.                             13-3946794

-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]

-----------------------------------------------------------------------------
     (3)    SEC USE ONLY

-----------------------------------------------------------------------------
     (4)    SOURCE OF FUNDS **
            OO

-----------------------------------------------------------------------------
     (5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                       [ ]

-----------------------------------------------------------------------------
     (6)    CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware

-----------------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                    459,240.25
SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                    0
OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                    459,240.25
REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                    0

-----------------------------------------------------------------------------
     (11)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            459,240.25

-----------------------------------------------------------------------------
     (12)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]

-----------------------------------------------------------------------------
     (13)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
            6.61%

-----------------------------------------------------------------------------
     (14)   TYPE OF REPORTING PERSON **
            OO
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 38911N107                 13D                   Page 14 of 30 Pages

-----------------------------------------------------------------------------
     (1)    NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS.
            OF ABOVE PERSONS (ENTITIES ONLY)

            Peter A. Cohen

-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]

-----------------------------------------------------------------------------
     (3)    SEC USE ONLY

-----------------------------------------------------------------------------
     (4)    SOURCE OF FUNDS **
            OO

-----------------------------------------------------------------------------
     (5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                       [ ]

-----------------------------------------------------------------------------
     (6)    CITIZENSHIP OR PLACE OF ORGANIZATION
            United States

-----------------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                    459,240.25
OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                    459,240.25

-----------------------------------------------------------------------------
     (11)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            459,240.25

-----------------------------------------------------------------------------
     (12)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]

-----------------------------------------------------------------------------
     (13)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
            6.61%

-----------------------------------------------------------------------------
     (14)   TYPE OF REPORTING PERSON **
            IN
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 38911N107                 13D                   Page 15 of 30 Pages

-----------------------------------------------------------------------------
     (1)    NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS.
            OF ABOVE PERSONS (ENTITIES ONLY)

            Morgan B. Stark

-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]

-----------------------------------------------------------------------------
     (3)    SEC USE ONLY

-----------------------------------------------------------------------------
     (4)    SOURCE OF FUNDS **
            OO

-----------------------------------------------------------------------------
     (5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                       [ ]

-----------------------------------------------------------------------------
     (6)    CITIZENSHIP OR PLACE OF ORGANIZATION
            United States

-----------------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                    459,240.25
OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                    459,240.25

-----------------------------------------------------------------------------
     (11)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            459,240.25

-----------------------------------------------------------------------------
     (12)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]

-----------------------------------------------------------------------------
     (13)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
            6.61%

-----------------------------------------------------------------------------
     (14)   TYPE OF REPORTING PERSON **
            IN
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 38911N107                 13D                   Page 16 of 30 Pages

-----------------------------------------------------------------------------
     (1)    NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS.
            OF ABOVE PERSONS (ENTITIES ONLY)

            Thomas W. Strauss

-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]

-----------------------------------------------------------------------------
     (3)    SEC USE ONLY

-----------------------------------------------------------------------------
     (4)    SOURCE OF FUNDS **
            OO

-----------------------------------------------------------------------------
     (5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                       [ ]

-----------------------------------------------------------------------------
     (6)    CITIZENSHIP OR PLACE OF ORGANIZATION
            United States

-----------------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                    459,240.25
OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                    459,240.25

-----------------------------------------------------------------------------
     (11)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            459,240.25

-----------------------------------------------------------------------------
     (12)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]

-----------------------------------------------------------------------------
     (13)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
            6.61%

-----------------------------------------------------------------------------
     (14)   TYPE OF REPORTING PERSON **
            IN
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 38911N107                 13D                   Page 17 of 30 Pages

-----------------------------------------------------------------------------
     (1)    NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS.
            OF ABOVE PERSONS (ENTITIES ONLY)

            Jeffrey M. Solomon

-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]

-----------------------------------------------------------------------------
     (3)    SEC USE ONLY

-----------------------------------------------------------------------------
     (4)    SOURCE OF FUNDS **
            OO

-----------------------------------------------------------------------------
     (5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                       [ ]

-----------------------------------------------------------------------------
     (6)    CITIZENSHIP OR PLACE OF ORGANIZATION
            United States

-----------------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                    459,240.25
OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                    459,240.25

-----------------------------------------------------------------------------
     (11)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            459,240.25

-----------------------------------------------------------------------------
     (12)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]

-----------------------------------------------------------------------------
     (13)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
            6.61%

-----------------------------------------------------------------------------
     (14)   TYPE OF REPORTING PERSON **
            IN
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 38911N107                 13D                   Page 18 of 30 Pages

This Amendment No. 1 ("Amendment No. 1") amends the statement on Schedule 13D dated March 28, 2006 (the "Original Statement"). Any capitalized terms used in this Amendment No. 1 and not otherwise defined herein shall have the meanings ascribed to such terms in the Original Statement.

Item 2      Identity and Background

Item 2 is hereby amended and supplemented by the addition of the following:

Item 2(a)

(xi) Ramius Fund III, Ltd, a Cayman Islands exempted Company ("Ramius Fund III"), with respect to the shares of Common Stock directly and beneficially owned by it;

Item 2(b): The address of the principal business and principal office of Ramius Fund III is c/o Citco Fund Services (Cayman Islands), Limited, Corporate Center, West Bay Road, Grand Cayman, Cayman Islands, British West Indies. The principal business address each of the officers and directors of Ramius Fund III is set forth on Schedule G and incorporated herein by reference.

Item 2(c) The principal business of Ramius Fund III is serving as a private investment fund. The principal occupations of the officers and directors of Ramius Fund III is set forth on Schedule G and incorporated herein by reference.

Item 2(f) Ramius Fund III is organized under the laws of the Cayman Islands.

Item 3.   Source and Amount of Funds and Other Consideration.

The shares of Common Stock purchased by Ramius Fund III were purchased with its working capital (which may, at any given time, include margin loans made by brokerage firms in the ordinary course of business) in open market purchases (except as otherwise indicated on Schedule F-1) as set forth in Schedule F-1, which is incorporated herein by reference.

Item 4.   Purpose of the Transaction.

Item 4 is hereby amended and supplemented by the addition of the following:

Certain of the Reporting Persons converted an aggregate of 423,892 ADSs into 105,973 shares of Common Stock, which conversion was completed on May 1, 2006, in order to obtain certain shareholder rights under applicable Korean law only available to holders of Common Stock (described below) and not otherwise available to holders of ADSs. As a result, of the Reporting Persons collective 6.61% beneficial ownership, approximately 1.53% is owned directly in the form of Common Stock and approximately 5.08% is owned in the form of ADSs. On information and belief, the other member of the Committee converted a number of ADSs into Common Stock such that, as of May 2, 2006, collectively the members of the Committee directly own approximately 3.05% of the Common Stock in addition to ADSs.

Under applicable Korean law, as a holder of greater than 3% of the Common Stock, the Committee has the right, which the Committee may exercise at any time and from time to time, to bring a shareholders' derivative lawsuit, demand an extraordinary meeting of shareholders, propose an agenda for the general

CUSIP No. 38911N107                 13D                   Page 19 of 30 Pages

meeting of shareholders, demand removal of directors or inspect the books and related documents of Gravity. The Committee is considering exercising its right to inspect the books and related documents of Gravity and may in the future consider exercising its other shareholder rights.

Item 5.   Interest in Securities of the Issuer.

Item 5 is hereby amended and supplemented by the addition of the following:

Transactions in the Common Stock since the filing of the Original Statement (which were all in the open market unless otherwise noted on Schedule F-1) by the Reporting Persons are set forth in Schedule F-1 attached hereto and incorporated by reference herein.


          1.  Starboard

                    (a) As of the date of this filing, Starboard may be deemed the beneficial owner of 41,429.5 shares of Common
                        Stock.

                        Percentage: Approximately 0.60% as of the date hereof. The percentages used herein and in the rest of Item 5 are calculated based upon 6,948,900 shares, which reflects the shares of Common Stock outstanding as of December 31, 2004, as reported by the Company on its Form 20-F filed on June 30, 2005.

                    (b) 1. Sole power to vote or direct vote: 41,429.5
                        2. Shared power to vote or direct vote: 0
                        3. Sole power to dispose or direct the disposition:
                             41,429.5
                        4. Shared power to dispose or direct the disposition: 0

                    (c) The number of shares of Common Stock acquired by
                        Starboard since the filing of the Original Statement is set forth in Schedule F-1 and is incorporated by reference. Starboard entered into transactions in the Common Stock since the filing of the Original Statement which are set forth on Schedule F-1.

                    (d) No person other than the Reporting Persons is known to have the right to receive, or the power to direct the receipt of dividends from, or proceeds from the sale of, such shares of the Common Stock.

                    (e) Not applicable.

          2.  Parche

                    (a) As of the date of this filing, Parche may be deemed the beneficial owner of 62,369 shares of Common Stock.

                        Percentage: Approximately 0.90% as of the date hereof.

                    (b) 1. Sole power to vote or direct vote: 62,369
                        2. Shared power to vote or direct vote: 0

CUSIP No. 38911N107                 13D                   Page 20 of 30 Pages

                        3. Sole power to dispose or direct the disposition:
                             62,369
                        4. Shared power to dispose or direct the disposition: 0

                    (c) The number of shares of Common Stock acquired by Parche since the filing of the Original Statement is set forth in Schedule F-1 and is incorporated by reference. Parche entered into transactions in the Common Stock since the filing of the Original Statement which are set forth on Schedule F-1.

                    (d) No person other than the Reporting Persons is known to have the right to receive, or the power to direct the receipt of dividends from, or proceeds from the sale of, such shares of the Common Stock.

                    (e) Not applicable.

         3.   RCG Ambrose

                    (a) As of the date of this filing, RCG Ambrose may be deemed the beneficial owner of 38,276.5 shares of Common
                        Stock.

                        Percentage: Approximately 0.55% as of the date hereof.

                    (b) 1. Sole power to vote or direct vote: 38,276.5
                        2. Shared power to vote or direct vote: 0
                        3. Sole power to dispose or direct the disposition:
                             38,276.5
                        4. Shared power to dispose or direct the disposition: 0

                    (c) The number of shares of Common Stock acquired by RCG
                        Ambrose since the filing of the Original Statement is set forth in Schedule F-1 and is incorporated by reference. RCG Ambrose entered into transactions in the Common Stock since the filing of the Original Statement which are set forth on Schedule F-1.

                    (d) No person other than the Reporting Persons is known to have the right to receive, or the power to direct the receipt of dividends from, or proceeds from the sale of, such shares of the Common Stock.

                    (e) Not applicable.

          4.  RCG Halifax

                    (a) As of the date of this filing, RCG Halifax may be
                        deemed the beneficial owner of 38,713.25 shares of Common Stock.

                        Percentage: Approximately 0.56% as of the date hereof.

                    (b) 1. Sole power to vote or direct vote: 38,713.25
                        2. Shared power to vote or direct vote: 0
                        3. Sole power to dispose or direct the disposition:
                             38,713.25
                        4. Shared power to dispose or direct the disposition: 0

CUSIP No. 38911N107                 13D                   Page 21 of 30 Pages

                    (c) The number of shares of Common Stock acquired by RCG
                        Halifax since the filing of the Original Statement is set forth in Schedule F-1 and is incorporated by reference. RCG Halifax entered into transactions in the Common Stock since the filing of the Original Statement which are set forth on Schedule F-1.

                    (d) No person other than the Reporting Persons is known to have the right to receive, or the power to direct the receipt of dividends from, or proceeds from the sale of, such shares of the Common Stock.

                    (e) Not applicable.


          5.  Ramius Master Fund

                    (a) As of the date of this filing, Ramius Master Fund may be deemed the beneficial owner of 133,922 shares of Common Stock.

                        Percentage: Approximately 1.93% as of the date hereof.

                    (b) 1. Sole power to vote or direct vote: 133,922
                        2. Shared power to vote or direct vote: 0
                        3. Sole power to dispose or direct the disposition:
                             133,922
                        4. Shared power to dispose or direct the disposition: 0

                    (c) The number of shares of Common Stock acquired by Ramius
                        Master Fund since the filing of the Original Statement is set forth in Schedule F-1 and is incorporated by reference. Ramius Master Fund entered into transactions in the Common Stock since the filing of the Original Statement which are set forth on Schedule F-1.

                    (d) No person other than the Reporting Persons is known to have the right to receive, or the power to direct the receipt of dividends from, or proceeds from the sale of, such shares of the Common Stock.

                    (e) Not applicable.

          6.  Ramius Fund III

                    (a) As of the date of this filing, Ramius Fund III may be
                        deemed the beneficial owner of 5,356.5 shares of Common Stock.

                        Percentage: Approximately 0.08% as of the date hereof.

                    (b) 1. Sole power to vote or direct vote: 5,356.5
                        2. Shared power to vote or direct vote: 0
                        3. Sole power to dispose or direct the disposition:
                             5,356.5
                        4. Shared power to dispose or direct the disposition: 0

CUSIP No. 38911N107                 13D                   Page 22 of 30 Pages

                    (c) The number of shares of Common Stock acquired by Ramius
                        Fund III since the filing of the Original Statement is set forth in Schedule F-1 and is incorporated by reference. Ramius Fund III entered into transactions in the Common Stock since the filing of the Original Statement which are set forth on Schedule F-1.

                    (d) No person other than the Reporting Persons is known to have the right to receive, or the power to direct the receipt of dividends from, or proceeds from the sale of, such shares of the Common Stock.

                    (e) Not applicable.

          7.  Admiral

                    (a) As of the date of this filing, Admiral may be deemed the beneficial owner of 103,798.5 shares of Common Stock.

                        Percentage: Approximately 1.49% as of the date hereof.

                    (b) 1. Sole power to vote or direct vote: 103,798.5
                        2. Shared power to vote or direct vote: 0
                        3. Sole power to dispose or direct the disposition:
                             103,798.5
                        4. Shared power to dispose or direct the disposition: 0

                    (c) Admiral did not enter into any transactions in the
                        Common Stock since the filing of the Original Statement. The transactions in the Common Stock since the filing of the Original Statement on behalf of Starboard and Parche, which were all in the open market (except as otherwise indicated on Schedule F-1), are set forth in Schedule F-1, and are incorporated by reference.

                    (d) No person other than the Reporting Persons is known to have the right to receive, or the power to direct the receipt of dividends from, or proceeds from the sale of, such shares of the Common Stock.

                    (e) Not applicable.

          8.  Ramius Advisors

                    (a) As of the date of this filing, Ramius Advisors may be
                        deemed the beneficial owner of 139,278.5 shares of Common Stock.

                        Percentage: Approximately 2.00% as of the date hereof.

                    (b) 1. Sole power to vote or direct vote: 139,278.5
                        2. Shared power to vote or direct vote: 0
                        3. Sole power to dispose or direct the disposition:
                             139,278.5
                        4. Shared power to dispose or direct the

CUSIP No. 38911N107                 13D                   Page 23 of 30 Pages

                           disposition: 0

                    (c) Ramius Advisors did not enter into any transactions in the Common Stock since the filing of the Original Statement. The transactions in the Common Stock since the filing of the Original Statement on behalf of Ramius Master Fund and Ramius Fund III, which were all in the open market (except as otherwise indicated on Schedule F-1), are set forth in Schedule F-1, and are incorporated by reference.

                    (d) No person other than the Reporting Persons is known to have the right to receive, or the power to direct the receipt of dividends from, or proceeds from the sale of, such shares of the Common Stock.

                    (e) Not applicable.

          9.  Safe Harbor Master Fund

                    (a) As of the date of this filing, Safe Harbor Master Fund may be deemed the beneficial owner of 139,173.5 shares of Common Stock.

                        Percentage: Approximately 2.00% as of the date hereof.

                    (b) 1. Sole power to vote or direct vote: 139,173.5
                        2. Shared power to vote or direct vote: 0
                        3. Sole power to dispose or direct the disposition:
                             139,173.5
                        4. Shared power to dispose or direct the disposition: 0

                    (c) The number of shares of Common Stock acquired by Safe
                        Harbor Master Fund is set forth in Schedule F-1 and is incorporated by reference. Safe Harbor Master Fund entered into transactions in the Common Stock since the filing of the Original Statement which are set forth on Schedule F-1.

                    (d) No person other than the Reporting Persons is known to have the right to receive, or the power to direct the receipt of dividends from, or proceeds from the sale of, such shares of the Common Stock.

                    (e) Not applicable.

          10. Safe Harbor Investment

                    (a) As of the date of this filing, Safe Harbor Investment
                        may be deemed the beneficial owner of 139,173.5 shares of Common Stock.

                        Percentage: Approximately 2.00% as of the date hereof.

                    (b) 1. Sole power to vote or direct vote: 139,173.5
                        2. Shared power to vote or direct vote: 0
                        3. Sole power to dispose or direct the disposition:

CUSIP No. 38911N107                 13D                   Page 24 of 30 Pages

                             139,173.5
                        4. Shared power to dispose or direct the disposition: 0

                    (c) Safe Harbor Investment did not enter into any
                        transactions in the Common Stock since the filing of the Original Statement. The transactions in the Common Stock since the filing of the Original Statement on behalf of Safe Harbor Master Fund, which were all in the open market (except as otherwise indicated on Schedule F-1), are set forth in Schedule F-1, and are incorporated by reference.

                    (d) No person other than the Reporting Persons is known to have the right to receive, or the power to direct the receipt of dividends from, or proceeds from the sale of, such shares of the Common Stock.

                    (e) Not applicable.

          11. Ramius Capital

                    (a) As of the date of this filing, Ramius Capital may be
                        deemed the beneficial owner of 459,240.25 shares of Common Stock.

                        Percentage: Approximately 6.61% as of the date hereof.

                    (b) 1. Sole power to vote or direct vote: 459,240.25
                        2. Shared power to vote or direct vote: 0
                        3. Sole power to dispose or direct the disposition:
                             459,240.25
                        4. Shared power to dispose or direct the disposition: 0

                    (c) Ramius Capital did not enter into any transactions in
                        the Common Stock since the filing of the Original Statement. The transactions in the Common Stock since the filing of the Original Statement on behalf of Starboard, Parche, RCG Ambrose, RCG Halifax, Ramius Master Fund, Ramius Fund III and Safe Harbor Master Fund, which were all in the open market (except as otherwise indicated on Schedule F-1), are set forth in Schedule F-1, and are incorporated by reference.

                    (d) No person other than the Reporting Persons is known to have the right to receive, or the power to direct the receipt of dividends from, or proceeds from the sale of, such shares of the Common Stock.

                    (e) Not applicable.

          12. C4S

                    (a) As of the date of this filing, C4S may be deemed the
                        beneficial owner of 459,240.25 shares of Common Stock.

                        Percentage: Approximately 6.61% as of the date hereof.

                    (b) 1. Sole power to vote or direct vote: 459,240.25

CUSIP No. 38911N107                 13D                   Page 25 of 30 Pages

                        2. Shared power to vote or direct vote: 0
                        3. Sole power to dispose or direct the disposition:
                             459,240.25
                        4. Shared power to dispose or direct the disposition: 0

                    (c) C4S did not enter into any transactions in the Common
                        Stock since the filing of the Original Statement. The transactions in the Common Stock since the filing of the Original Statement on behalf of Starboard, Parche, RCG Ambrose, RCG Halifax, Ramius Master Fund, Ramius Fund III and Safe Harbor Master Fund, which were all in the open market (except as otherwise indicated on Schedule F-1), are set forth in Schedule F-1, and are incorporated by reference.

                    (d) No person other than the Reporting Persons is known to have the right to receive, or the power to direct the receipt of dividends from, or proceeds from the sale of, such shares of the Common Stock.

                    (e) Not applicable.

          13. Mr. Cohen, Mr. Stark, Mr. Strauss and Mr. Solomon

                    (a) As of the date of this filing, each of Mr. Cohen, Mr.
                        Stark, Mr. Strauss and Mr. Solomon may be deemed the beneficial owner of 459,240.25 shares of Common Stock. Each of Mr. Cohen, Mr. Stark, Mr. Strauss and Mr. Solomon disclaims beneficial ownership of the shares of Common Stock owned by Starboard, Parche, RCG Ambrose, RCG Halifax, Ramius Master Fund, Ramius Fund III and Safe Harbor Master Fund, and the filing of this Schedule 13D shall not be construed as an admission that any such person is the beneficial owner of any such securities.

                        Percentage: Approximately 6.61% as of the date hereof.

                    (b) 1. Sole power to vote or direct vote: 0
                        2. Shared power to vote or direct vote: 459,240.25
                        3. Sole power to dispose or direct the disposition: 0
                        4. Shared power to dispose or direct the disposition:
                             459,240.25

                    (c) Neither Mr. Cohen, Mr. Stark, Mr. Strauss nor Mr.
                        Solomon has entered into any transactions in the Common Stock since the filing of the Original Statement. The transactions in the Common Stock since the filing of the Original Statement on behalf of Starboard, Parche, RCG Ambrose, RCG Halifax, Ramius Master Fund, Ramius Fund III and Safe Harbor Master Fund, which were all in the open market (except as otherwise indicated on Schedule F-1), are set forth in Schedule F-1, and are incorporated by reference.

                    (d) No person other than the Reporting Persons is known to have the right to receive, or the power to direct the receipt of dividends from, or proceeds from the sale of,

CUSIP No. 38911N107                 13D                   Page 26 of 30 Pages

                        such shares of the Common Stock.

                    (e) Not applicable.

     Upon information and belief, as of the close of business on May 2, 2006, Moon may be deemed to beneficially own 544,019.75 shares of Common Stock, 105,971 of which, representing approximately 1.53% of its beneficial ownership, are owned directly in the form of Common Stock and 438,048.75 of which, representing approximately 6.30% of its beneficial ownership, are owned in the form of ADSs.

Item 7.  Material to be Filed as Exhibits.

     There is filed herewith the following Exhibit:

Exhibit I - Joint Filing Agreement, as required by Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

CUSIP No. 38911N107                 13D                   Page 27 of 30 Pages

                                   SCHEDULE G
                    DIRECTORS AND OFFICERS OF RAMIUS FUND III

NAME AND POSITION            PRINCIPAL OCCUPATION        PRINCIPAL BUSINESS

Morgan B. Stark, Director    Managing Member of C4S      666 Third Avenue
                             & Co., L.L.C. which is the  26th Floor
                             Managing Member of Ramius   New York, NY 10017
                             Capital Group, L.L.C.

Marran H. Ogilvie,           General Counsel of Ramius   666 Third Avenue
Director                     Capital Group, L.L.C.       26th Floor
                                                         New York, NY 10017

CFS Company, Ltd.,           Registered with Cayman      c/o Citco Fund Services
Director                     Islands Monetary            Limited
                             Authority and affiliated    (Cayman Islands)
                             with Administrator of the   Corporate Centre
                             Fund                        West Bay Road
                                                         Grand Cayman, Cayman
                                                         Islands
                                                         British West Indies

CSS Corporation Ltd.         Affiliate of                Citco Fund Services
Secretary                    Administrator of the Fund   Limited
                                                         (Cayman Islands)
                                                         Corporate Centre
                                                         West Bay Road
                                                         Grand Cayman, Cayman
                                                         Islands
                                                         British West Indies

CUSIP No. 38911N107                 13D                   Page 28 of 30 Pages

                                  SCHEDULE F-1
                            PURCHASES OF COMMON STOCK

                                        Date        Price        Qua(1)
RCG Ambrose Master Fund, Ltd.         3/28/2006     7.0358        668
                                      3/29/2006     7.1965        352
                                      3/30/2006     7.1999        296
                                      4/25/2006     8.3700    (45,856)(2)
                                      5/02/2006     8.2076      1,502
                                      5/03/2006     8.0581      1,759

RCG Halifax Fund, Ltd.                3/28/2006     7.0358        668
                                      3/29/2006     7.1965        352
                                      3/30/2006     7.1999        296
                                      4/25/2006     8.2700    (46,384)(2)
                                      5/01/2006   8.207597      1,520
                                      5/03/2006     8.0581      1,759

Parche, LLC                           3/28/2006     7.0358      1,168
                                      3/28/2006     7.0358      1,002
                                      3/29/2006     7.1965        528
                                      3/29/2006     7.1965        617
                                      3/30/2006     7.1999        444
                                      3/30/2006     7.1999        518
                                      5/02/2006     8.2076      2,127
                                      5/02/2006     8.2076        306
                                      5/03/2006     8.0581      3,870
                                      5/03/2006     8.0581        510

Ramius Master Fund, Ltd.              3/27/2006     7.1406      8,088
                                      3/28/2006     7.0358      2,336
                                      3/29/2006     7.1965      1,233
                                      3/30/2006     7.1999      1,036
                                      4/25/2006     8.3300   (165,700)(2)
                                      5/01/2006     8.7300    (20,601)(3)
                                      5/02/2006     8.2076      5,131
                                      5/03/2006     8.0581      9,675

Ramius Fund III, Ltd.                 5/01/2006     8.7300     20,601(3)
                                      5/02/2006     8.2076        298
                                      5/03/2006     8.0581        527

Safe Harbor Master Fund L.P.          3/28/2006     7.0358      4,674
                                      3/29/2006     7.1965      2,465
                                      3/30/2006     7.1999      2,072
                                      4/25/2006      6.898   (165,952)(2)
                                      5/02/2006     8.2076      5,438
                                      5/03/2006     8.0581      8,953

Starboard Value and Opportunity
Master Fund Ltd.                      3/28/2006     7.0358      6,176
                                      3/29/2006     7.1965      3,257
                                      3/30/2006     7.1999      2,738
                                      5/02/2006     8.2076      1,618
                                      5/03/2006     8.0581      2,691

(1) The Reporting Persons purchased ADS, each of which represents .25 shares of Common Stock.

(2) Represents ADSs converted by the Reporting Person into shares of Common
Stock.

(3) The ADSs reported as acquired by Ramius Fund III, Ltd and sold by Ramius Master Fund, Ltd. were acquired by Ramius Fund III, Ltd from Ramius Master Fund, LTD. as a distribution in kind on May 1, 2006. The price per unit for these 20,601 ADSs on the date of distribution was $8.7300.

CUSIP No. 38911N107                 13D                   Page 29 of 30 Pages

                                   SIGNATURES

               After reasonable inquiry and to the best of his knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.


Dated:   May 4, 2006

STARBOARD VALUE AND OPPORTUNITY               RAMIUS MASTER FUND, LTD.
MASTER FUND LTD.                              By: Ramius Advisors, LLC
                                                  its investment manager
PARCHE, LLC                                   By: Ramius Capital Group, L.L.C.
By: Admiral Advisors, LLC, its                    its managing member
managing member
                                              RAMIUS FUND III, LTD.
RCG AMBROSE MASTER FUND, LTD.                 By:  Ramius Advisors, LLC
By: Ramius Capital Group, L.L.C.,                  its investment manager
    its investment manager                    By:  Ramius Capital Group, LLC
By: C4S & Co., L.L.C.,                             its managing member
    its Managing Member
                                              ADMIRAL ADVISORS, LLC
RCG HALIFAX FUND, LTD.                        By: Ramius Capital Group, L.L.C.,
By: Ramius Capital Group, L.L.C.,                 its managing member
    its investment manager
By: C4S & Co., L.L.C.,                        RAMIUS ADVISORS, LLC
    its managing member                       By: Ramius Capital Group, L.L.C.,
                                              its managing member

                                              RAMIUS CAPITAL GROUP, L.L.C.
                                              By: C4S & Co., L.L.C.,
                                                  as managing member

                                              C4S & CO., L.L.C.


                         By: /s/ Morgan B. Stark
                             -------------------------------
                             Name:  Morgan B. Stark
                             Title: Authorized Signatory

SAFE HARBOR MASTER FUND, L.P.                 SAFE HARBOR INVESTMENT LTD.

By: Safe Harbor Investment Ltd.,              By: /s/ Morgan B. Stark
its general partner                              ----------------------------
                                                 Name:  Morgan B. Stark
By: /s/ Morgan B. Stark                          Title: Authorized Signatory
    ----------------------------
Name:  Morgan B. Stark
Title: Authorized Signatory

MORGAN B. STARK

/s/ Morgan B. Stark
--------------------------------
Individually and as attorney-in-
fact for Peter A. Cohen, Jeffrey
M. Solomon and Thomas W. Strauss

CUSIP No. 38911N107                 13D                   Page 30 of 30 Pages


                                    EXHIBIT I
                             JOINT FILING AGREEMENT
                            PURSUANT TO RULE 13D-1(k)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

Dated: May 3, 2006

STARBOARD VALUE AND OPPORTUNITY          RAMIUS MASTER FUND, LTD
MASTER FUND LTD.                         By: Ramius Advisors, LLC
                                             its investment manager
PARCHE, LLC                              By: Ramius Capital Group, L.L.C.
By: Admiral Advisors, LLC, its               its managing member
managing member
                                         ADMIRAL ADVISORS, LLC
RCG AMBROSE MASTER FUND, LTD.            By: Ramius Capital Group, L.L.C.,
By: Ramius Capital Group, L.L.C.,            its managing member
    its investment manager
By: C4S & Co., L.L.C.,                   RAMIUS ADVISORS, LLC
    its Managing Member                  By: Ramius Capital Group, L.L.C.,
                                             its managing member
RCG HALIFAX FUND, LTD.
By: Ramius Capital Group, L.L.C.,        RAMIUS CAPITAL GROUP, L.L.C.
    its investment manager               By: C4S & Co., L.L.C.,
By: C4S & Co., L.L.C.,                       as managing member
    its managing member

RAMIUS FUND III, LTD                     C4S & CO., L.L.C.
By: Ramius Advisors, LLC
    its investment manager
By: Ramius Capital Group, L.L.C.
    its managing member

                           By: /s/ Morgan B. Stark
                               ----------------------
                           Name:  Morgan B. Stark
                           Title: Authorized Signatory

SAFE HARBOR MASTER FUND, L.P.            SAFE HARBOR INVESTMENT LTD.

By: Safe Harbor Investment Ltd.,         By: /s/ Morgan B. Stark
its general partner                          ---------------------------
                                         Name:  Morgan B. Stark
By: /s/ Morgan B. Stark                  Title: Authorized Signatory
    ---------------------------
Name:  Morgan B. Stark
Title: Authorized Signatory